Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NAME OF SUBSIDIARY	COUNTRY OF ORGANIZATION

Lazard Group LLC	U.S.
Lazard Frères & Co. LLC	U.S.
Lazard Asset Management LLC	U.S.
Lazard & Co., Holdings Limited	United Kingdom
Lazard & Co., Limited	United Kingdom

Lazard Frères SAS	France
Lazard Frères Gestion	France
Lazard Frères Banque SA	France
Maison Lazard SAS	France

Lazard & Co. Srl*	Italy

Lazard Funding Limited LLC	U.S.

*	Jointly-owned indirectly by Lazard Frères & Co. LLC, Lazard & Co., Holdings Limited and Maison Lazard SAS.